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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

Twelve Months Ended December 31, 1993
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

1. Income before income taxes, equity in undistributed income of subsidiaries and cumulative effect of change in accounting principle......................................................  $190,655

2. Fixed charges - interest expense, amortization of
   debt issuance costs and one-third of rental expenses, net of
   income from subleases..........................................    89,078
                                                                    --------

3. Income before taxes, equity in undistributed income of
   subsidiaries and cumulative effect of change in accounting principle, plus fixed charges..................................  $279,733
                                                                    ========

4. Ratio of earnings (as defined) to fixed charges (line 3/
   line 2)(a).....................................................      3.14x
                                                                        ====
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(a)  Ratio includes the impact of an $80 million special dividend payment from a subsidiary bank.  The ratio would be 2.24x if the special dividend were excluded.